Exhibit 99.1

Argan, Inc.  Reports Year-End and Fourth Quarter Results

April 14, 2016 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (the “Company”) today announced financial results for its fiscal year and fourth quarter ended January 31, 2016. Please read the Company’s Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Annual Information: (dollars in thousands, except per share data):

	January 31,	January 31,
	2016	2015	Change	% Change
For the Fiscal Year Ended:
Revenues	$413,275	$383,110	$30,165	8%
Cost of revenue	313,810	299,507	14,303	5
Gross profit	99,465	83,603	15,862	19
Gross margins	24.1%	21.8%	2.3%	11
Net income attributable to the stockholders of the Company	36,345	30,445	5,900	19
Diluted per share	2.42	2.05	0.37	18
EBITDA attributable to the stockholders of the Company	62,905	52,225	10,680	20
Diluted per share	4.19	3.52	0.67	19

As of:
Cash, cash equivalents and short-term investments	$275,007	$333,691	$(58,684)	(18)%
Billings in excess of costs and estimated earnings	105,863	161,564	(55,701)	(34)
Gemma Power Systems (“GPS”) backlog	1,148,000	423,000	725,000	171

Highlights for the Year:

•                  Revenues increased 8% to $413 million for the year ended January 31, 2016 (“Fiscal 2016”) as compared to $383 million for the prior year.

•                  Our gross profit percentage increased to 24.1% for Fiscal 2016 as compared to 21.8% for the prior year.

•                  EBITDA attributable to the stockholders of Argan increased 20% to $62.9 million for Fiscal 2016 as compared to $52.2 million for the prior year.

•                  Net income attributable to the stockholders of Argan increased 19% to $36.3 million for Fiscal 2016 as compared to $30.4 million for the prior year.

•                  The contract backlog of GPS increased 171% to $1.1 billion at the end of Fiscal 2016 as compared to $423 million at the end of the prior year.  Subsequent to Fiscal 2016, an additional $400 million was added to the contract backlog.

•                  GPS started five new power plant projects during Fiscal 2016.

•                  In December, we acquired The Roberts Company (“Roberts”), a fully integrated fabrication, construction and plant services company, for $0.5 million and we paid off $16 million in Roberts debt obligations.

•                  In May, we acquired Atlantic Projects Company (“APC”), a leading provider of construction and technical services for power generation, oil and gas, industrial and process industry customers worldwide, for $11.1 million.

Fiscal Year Results:

Revenue increased 8% to $413 million over last year primarily due to consistent year over year revenue from GPS and the addition of revenues from the two acquisitions, APC and Roberts, in Fiscal 2016.   Our gross profit margins increased to 24.1% during Fiscal 2016 reflecting the effective performance of the construction teams during the year, though new work in the latter part of the year had lower gross margins. Selling, general and administrative expenses increased primarily due to the additions of APC and Roberts and related acquisition costs.  Net income attributable to our stockholders for Fiscal 2016 increased 19% to $36.3 million, or $2.42 per diluted share, from $30.4 million, or $2.05 per diluted share, for the prior year due primarily to the aforementioned revenues and gross profit increases. Likewise, EBITDA attributable to our stockholders for Fiscal 2016 increased 20% to $62.9 million, or $4.19 per diluted share, from $52.2 million, or $3.52 per diluted share, for the prior year.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “This has been a significant year of growth for us.  Revenues and gross profit are at record levels and we expect that growth to continue into next year.  We started five new power plant projects at Gemma this year and our total backlog has increased to over $1.5 billion with the addition of the CPV Towantic project. Our two new acquisitions will increase our geographical reach to international power markets, enhance vertical synergies with certain supply services and help diversify our revenue streams for our stockholders. We believe we are well positioned for the coming years.”

Fourth Quarter Results:

Revenues increased 2% to $116 million over last quarter primarily due to $15.3 million in revenues from Roberts which we acquired in December, partially offset by a decrease in revenue at GPS during the fourth quarter reflecting a transitional period from older projects to new projects.  Gross margins decreased 2.8% reflecting lower margins on the new GPS projects and a loss at Roberts, but remain robust overall at 20.2%.  Selling, general and administrative expenses increased $3.5 million primarily due to the addition of Roberts and related acquisition costs as well as year-end incentive compensation costs.  Net income attributable to our stockholders for the fourth quarter decreased 38% to $6.7 million, or $0.45 per diluted share, from $10.8 million, or $0.72 per diluted share, for the third quarter.  Likewise, EBITDA attributable to our stockholders for the fourth quarter decreased 30% to $12.8 million, or $0.85 per diluted share, from $18.2 million, or $1.21 per diluted share, for the third quarter.

Subsequent Events:

•                  In March, GPS received from Competitive Power Venture’s Towantic Energy Center project (“CPV Towantic”) the full notice-to-proceed with EPC activities for a 785 MW combined cycle power plant to be located in Oxford, Connecticut.  GPS total backlog increased to over $1.5 billion with the addition of CPV Towantic, when added to the GPS backlog balance at January 31, 2016.

•                  In March, GPS received from NTE Energy the full notice-to-proceed with EPC activities for a 475 MW combined cycle power plant to be located in Kings Mountain, North Carolina.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Fiscal Years Ended January 31,
	2016	2015
REVENUES
Power industry services	$387,636	$376,676
Industrial fabrication and field services	15,260	—
Telecommunications infrastructure services	10,379	6,434
Revenues	413,275	383,110
COST OF REVENUES
Power industry services	290,823	294,643
Industrial fabrication and field services	15,527	—
Telecommunications infrastructure services	7,460	4,864
Cost of revenues	313,810	299,507
GROSS PROFIT	99,465	83,603
Selling, general and administrative expenses	25,060	19,470
INCOME FROM OPERATIONS	74,405	64,133
Gains on the deconsolidation of variable interest entities	349	—
Other income, net	752	234
INCOME BEFORE INCOME TAXES	75,506	64,367
Income tax expense	25,302	20,912
NET INCOME	50,204	43,455
Net income attributable to noncontrolling interests	13,859	13,010
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$36,345	$30,445

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$2.46	$2.11
Diluted	$2.42	$2.05

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	14,757	14,433
Diluted	15,024	14,823

CASH DIVIDENDS PER COMMON SHARE	$0.70	$0.70

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

Consolidated Operations

(Unaudited)

(In thousands)

	Fiscal Years Ended January 31,
	2016	2015
Net income	$50,204	$43,455
Less net income attributable to noncontrolling interests	(13,859)	(13,010)
Interest (income) expense	(8)	30
Income tax expense	25,258	20,956
Depreciation	779	551
Amortization of purchased intangible assets	531	243
EBITDA attributable to the stockholders of Argan, Inc.	$62,905	$52,225

	Three Months Ended
	January 31, 2016	October 31, 2015
Net income	$9,160	$14,359
Less net income attributable to noncontrolling interests	(2,432)	(3,552)
Interest expense	9	85
Income tax expense	5,458	7,045
Depreciation	334	186
Amortization of purchased intangible assets	248	119
EBITDA attributable to the stockholders of Argan, Inc.	$12,777	$18,242

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Pursuant to the requirements of SEC Regulation G, reconciliations between the Company’s GAAP and non-GAAP financial results are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of January 31,
	2016	2015
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$160,909	$333,691
Short-term investments	114,098	—
Accounts receivable, net	64,185	27,330
Costs and estimated earnings in excess of billings	4,078	455
Notes receivable and accrued interest, net	1,974	1,786
Deferred income tax assets	1,111	—
Prepaid expenses and other current assets	5,368	1,092
TOTAL CURRENT ASSETS	351,723	364,354
Property, plant and equipment, net	12,308	6,518
Goodwill	37,405	18,476
Intangible assets, net	9,344	1,845
Other assets	122	—
TOTAL ASSETS	$410,902	$391,193

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$46,395	$37,691
Accrued expenses	35,454	15,976
Billings in excess of costs and estimated earnings	105,863	161,564
Deferred income taxes	—	201
TOTAL CURRENT LIABILITIES	187,712	215,432
Deferred income taxes	1,335	809
TOTAL LIABILITIES	189,047	216,241

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 14,839,702 and 14,634,434 shares issued at January 31, 2016 and 2015, respectively; 14,836,469 and 14,631,201 shares outstanding at January 31, 2016 and 2015, respectively	2,226	2,195
Additional paid-in capital	117,274	109,663
Retained earnings	99,581	73,614
Accumulated other comprehensive loss	(565)	—
TOTAL STOCKHOLDERS’ EQUITY	218,516	185,472
Noncontrolling interests	3,339	(10,520)
TOTAL EQUITY	221,855	174,952
TOTAL LIABILITIES AND EQUITY	$410,902	$391,193